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                                                                   EXHIBIT 10.52

                 FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This First Amended and Restated Employment Agreement (the "Agreement") is effective as of June __, 1999, by and between Russell G. Weinstock (the "Employee") and Silicon Valley Group, Inc., a Delaware corporation (the "Company").

                                 R E C I T A L S

      A. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and commitment of the Employee.

      B. In order to accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

      C. Certain capitalized terms used in the Agreement are defined in Section 6 below.

      In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

      1. Duties and Scope of Employment.

            (a) Position. The Company shall employ the Employee in the position of Vice President of Finance and Chief Financial Officer, as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board shall have the right, prior to the occurrence of a Change of Control (as defined in Section 6 below), to revise such responsibilities and compensation from time to time as the Board may deem necessary or appropriate, subject to the Involuntary Termination provisions under Section 6(b).

            (b) Obligations. The Employee shall devote his full business efforts and time to the Company and its subsidiaries. The foregoing, however, shall not preclude the Employee from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.

      2. Base Compensation. The Company shall pay the Employee as compensation for his services a base salary at the annualized rate of $300,000, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time. Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation (including bonus amounts) specified in this Section 2, together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as "Base Compensation."

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      3. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

      4. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, (ii) twelve (12) months after a Change of Control or (iii) so long as there has been no Change in Control, August 1, 2004. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

      5. Severance Benefits. Subject to Section 7 below, if the Employee's employment terminates at any time, then the Employee's right, if any, to receive severance benefits shall be as set forth in this Section 5 in lieu of any other severance or severance-type benefits to which Employee may otherwise be entitled under the Company's existing plans, policies or programs.

            (a) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination applicable to a voluntary termination or termination for cause.

            (b) Involuntary Termination. If the Employee's employment is terminated as a result of Involuntary Termination other than for Cause, then the Employee shall be entitled, upon the execution of the Agreement and Release attached hereto as Exhibit A, to receive severance pay in an aggregate amount equal to two times the Employee's Base Compensation for the twelve-calendar month period immediately preceding the Termination Date. Any severance payments to which the Employee is entitled pursuant to this section shall be paid, at the option of the Employee, either in twenty-four (24) equal monthly installments following the Termination Date, or in a single, lump-sum payment within thirty days following the Termination Date. Employee shall also be entitled to twenty-four (24) months from the Termination Date to exercise any vested stock options he may have at the time his employment terminates under this section notwithstanding anything to the contrary in the Company's Stock Option Plan or the applicable Stock Option Agreement between Employee and the Company.


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            (c) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or the Employee's employment is terminated due to the death of the Employee, then the Employee (or the Employee's estate, if such termination results from Employee's death) shall be entitled, at the Employee's option, to (i) continue receiving the Employee's Base Compensation for 24 months following such termination, at the same annualized rate as was in effect at the Termination Date, offset, in the case of Disability, by any payments Employee receives from any governmental agency or private disability insurance plan as a result of such Disability, or (ii) receive the full amount set forth in Section 5(c)(i) in a single, lump-sum payment.

            (d) Options.

                  (i) If the Employee's employment is terminated following a Change of Control as a result of an Involuntary Termination other than for Cause, then the unvested portion of any stock option held by the Employee under the Company's stock option plans shall automatically become fully vested and exercisable as of the Termination Date and the Employee or the Employee's representative, as the case may be, shall have the right to exercise all or any portion of such stock option, in addition to any portion of the option vested or exercisable prior to such termination. If a termination of Employee's employment results in acceleration of vesting of any option, the Employee shall have 24 months following the Termination Date to exercise such option, notwithstanding any contrary provision of the option agreement.

                  (ii) If a Change of Control occurs within 90 days following the termination of Employee's employment as a result of an Involuntary Termination other than for Cause, then Employee or the Employee's representative, as the case may be, shall be fully vested in and have the right to exercise all options which were not vested or exercisable as of the Termination Date, at the same exercise price as would have applied if Employee had still been employed at the time of the Change in Control. Promptly following the occurrence of any such Change of Control within such 90 days, the Company will provide to the Employee written notice of such Change of Control and a written statement as to the number of shares vested and exercisable by Employee as a result of this Section 5(d)(ii) and the exercise price or prices thereof. The right to exercise such option shall continue for 24 months following the Company's delivery of the written notice contemplated by the preceding sentence. In the event that the securities issuable upon exercise of such options have been converted into different securities as a result of the Change of Control, or have been converted into a right to receive consideration as a result of the Change of Control, Employee shall, upon exercise of such option, be entitled to receive the same securities or consideration as Employee would have received had the option been exercised immediately prior to the Change of Control.

            (e) Set-off. In the event that, upon any termination of Employee's employment (whether voluntary or involuntary) prior to a Change of Control, the Employee owes any amounts to the Company, (i) the amount of each monthly severance payment to be paid to Employee shall be reduced by the amount of all accrued interest on, and a portion of the outstanding principal amount of, any such debt owing from Employee to the Company at the Termination Date if the Employee has elected to receive severance payments over twenty-four months, or
(ii) the payment will be reduced by the outstanding principal amount and accrued interest if the Employee has elected to


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receive a single, lump-sum payment. The portion of the principal amount of such debt by which each monthly severance payment will be reduced shall be 1/24 in the case of a termination covered under Section 5(b) or Section 5(c) or in full if the Employee has elected to receive a single, lump-sum payment.

      6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

            (b) Involuntary Termination. "Involuntary Termination" shall mean any of the following (i) without the Employee's express written consent, the assignment to the Employee of any duties or the reduction of the Employee's duties, either of which results in a significant diminution in the Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, including but not limited to the removal of the title of Vice President of Finance and Chief Financial Officer; (ii) a substantial reduction, without good business reasons and without the Employee's written consent, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction, other than (A) a bonus reduction resulting from application of a bonus formula or plan on a basis that is consistent with prior practice


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or (B) a reduction which is comparable (on a percentage basis) to a reduction applicable to all executive officers of the Company; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced other than, so long as there is no Change of Control, a reduction which is comparable to a reduction applicable to all executive officers of the Company; (v) the relocation of the Employee to a facility or a location more than 25 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 9 below; or (viii) any purported termination of the Employee's employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of Section 10(b) below, and for purposes of this Agreement, no such purported termination shall be effective.

            (c) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations under Section 1 of this Agreement which are demonstrably willful and deliberate on the Employee's part after (a) there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties and sets forth specific performance goals to cure such defaults, and (b) the Employee has been given 120 days during which the Employee has been unable to cure such failure to perform hereunder.

            (d) Disability. "Disability" shall mean that the Employee has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and agreed to the Employee or the Employee's legal representative (such agreement not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (e) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30) day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement


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of the parties, by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

      7. Limitation on Payments.

            (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits under Section 5 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

            (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 7(a), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 5(d) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 7(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 7(c), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Executive, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 7(a), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

            (c) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.


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      8. Covenants of the Employee.

            (a) Covenants. As additional consideration for the Company's agreements set forth herein, Employee agrees that Employee will not:

                  (i) directly or indirectly, in any manner or capacity, as advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise, engage in any business or activity conducted by the Company as of the Termination Date or have an interest in any firm, corporation, partnership or association engaged in any such business or activity or similar business or activity; provided, however, that ownership by Employee, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph;

                  (ii) so long as there has been no Change of Control, engage in any conduct detrimental to the Company or the conduct of its business.

            (b) Consequences of Breach. In the event Employee breaches his obligations under Section 8(a), (i) the Company's obligation to make payments to Employee pursuant to this Agreement shall immediately terminate upon the occurrence of the actions which constitute such breach, (ii) all loans from the Company to Employee shall become immediately due and payable and (iii) if the Company has paid any amounts to Employee since the occurrence of the actions which constitute such breach, Employee shall repay such amounts upon demand by the Company.

      9. Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      10. Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company,


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mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Disability or Cause, or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 10(b). Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

      11. Miscellaneous Provisions.

            (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source, except as specifically provided for herein.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or explicitly referenced in this Agreement have been made or entered into by either party with respect to employment matters.

            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.


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            (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (g) shall be void.

            (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

                  (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

                  (ii) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY                                        SILICON VALLEY GROUP, INC.

                                               By:
                                                  ------------------------------
                                               Papken S. Der Torossian,
                                               Chief Executive Officer


EMPLOYEE
                                               ---------------------------------
                                               Russell G. Weinstock











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